Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES FEBRUARY CASH DISTRIBUTION

DALLAS, Texas, February 17, 2022 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.029164 per unit, payable on March 14, 2022, to unit holders of record on February 28, 2022.

This month’s distribution decreased from the previous month as the result of a decrease in the production and pricing of oil and gas for the Texas Royalty Properties during the month of December. Currently, only the Texas Royalty Properties are contributing to the monthly distribution.

Since the Waddell Ranch is in current deficit for the foreseeable future, any increase or decrease of the distribution by revenues received, will only be reflective of the activity of the Texas Royalty Properties. The activity of the Waddell Ranch will be discussed with the following narrative until it contributes back to the distribution. This reflects the production month of December.

WADDELL RANCH

In reporting December production of the Underlying Properties for this month’s press release, production for oil volumes was 145,009 (gross) and was priced at about $70.13 per bbl. Production for gas volumes (including gas liquids) was 538,676 Mcf (gross) and was priced at about $6.84 per Mcf, which now includes the value received from plant products and natural gas liquids. Net revenue for the underlying properties of the Waddell ranch was $13,126,362 (gross) for December. Lease Operating Expenses were $3,157,322 (gross) and Capital Expenditures were $7,707,229 (gross) for December. This would put the Trust’s proceeds as a positive $1,696,358 (net) for the month of December, leaving an excess cost deficit cumulative of $10.4 million (net).

A review and update on the ongoing 2021 budget are as follows. The 2021 budget (net to the Trust) has expended through December 2021, approximately $56.0 million, recompleting 47.4 existing wells along with drilling 29.7 new wells to completion, with 4.1 recompletions and 4.1 new drills remaining to be fully completed for the 2021 budget. This has resulted in production of approximately 655,000 barrels of oil and 1.5 Bcf of gas, generating $51.1 million in gross revenue through December 2021, all net to the Trust.

As of the end of December, approximately $51.5 million of net profit revenue has been generated by the 2020-2021 budgeted projects.

Blackbeard has advised the Trustee of the projected 2022 capital expenditure budget for the Waddell Ranch Properties to be an estimated $92 million (net to the Trust) with a projected about 47 new drill wells and 45 recompletions along with about 19 plug and abandoned wells. Of the new drill wells, about 13 will be horizontal drills and about 34 vertical drill wells. In the Form 10-K, to be filed in March, further discussion will be provided.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 19,178 of oil and 13,138 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 19,250 barrels of oil and 13,194 of gas. The average price for oil was $71.62 per bbl and for gas was $6.94 per Mcf. This would primarily reflect production and pricing for the month of December for oil and the month of November for gas. These allocated volumes were impacted by the pricing of both oil and gas. This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,464,699. Deducted from these were taxes of $138,405 and adding a reimbursement of ad valorem taxes of $159,619 resulting in a Net Profit of $1,485,913 for the month of December. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,411,617 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	145,009	538,676	108,757	404,007	*	$70.13	$6.84	**
Texas Royalties	19,178	13,138	19,250	13,194	*	$71.62	$6.94	**
Prior Month
Waddell Ranch	140,043	538,872	105,032	404,154	*	$77.33	$7.32	**
Texas Royalties	22,336	14,750	20,214	13,180	*	$73.80	$7.51	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

General and Administrative Expenses deducted for the month were $59,892 resulting in a distribution of $1,359,339 to 46,608,796 units outstanding, or $0.029164 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2021 tax information packets are expected to begin mailing directly to unit holders in early March 2022. A copy of Permian’s 2021 tax information booklet is expected to be posted on Permian’s website by February 28, 2022. In addition to the tax booklet the Permian website also offers two simple calculators for computing the income and expense amounts and the cost depletion. To facilitate unit holder tax preparation, both the income and expense and the depletion calculators have been updated on Permian’s website for 2021 tax reporting.

The 2020 Annual Report with Form 10-K and the January 1, 2021 Reserve Summary are now available on Permian’s website. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact: Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839